Exhibit 99.1

ELITE ANNOUNCES DRUG APPLICATION FILING FOR SYNTHETIC
NARCOTIC ANALGESIC ACCEPTED BY FDA

NORTHVALE, N.J. – September 29, 2008 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (AMEX: ELI) in collaboration with ThePharmaNetwork, LLC., announced today the acceptance by the U.S. Food and Drug Administration (FDA) of the Abbreviated New Drug Application (ANDA) for a generic equivalent of a synthetic narcotic analgesic drug product. The product had annual sales of approximately $36 million in 2007. Elite will manufacture the product and will receive a share of the profits from the sale of the product upon commercialization.

“We are pleased to reach this milestone and look forward to working with ThePharmaNetwork in this venture,” commented Bernard Berk, Chairman and CEO for Elite. “With the revenue generated from the Lodrane® products along with the proceeds of our recent capital raise, Elite continues to move forward with the development of our two lead pain products, ELI-216, our abuse resistant oxycodone, and ELI-154, our once daily oxycodone product and will complete the work necessary for initiating Phase III clinical studies. Prescription drug abuse is a national crisis and abuse resistant drugs, like those being developed by Elite, are aimed at making a significant impact on this problem. ELI-216 is differentiated from other abuse resistant products in development by being the only once daily oxycodone using a pharmacological approach for abuse resistance. The pharmacological approach, we believe, compared to other technologies can provide a higher barrier for those recreational drug users trying to use these prescription drugs inappropriately to achieve a euphoric high and the once daily delivery provides a more consistent blood levels of the drug for these chronic indications as compared to the current sustained release oxycodone products. Elite will continue to prosecute the patents it has filed for this product and is preparing to file additional patents to strengthen our intellectual patent estate. Elite has also improved its financial condition by restructuring its workforce which, together with the growth in Elite’s Lodrane revenues (approximately $1.3 million in last 6 months), is expected to significantly reduce Elite’s operating losses. Lodrane 24® and Lodrane 24D® are products manufactured by Elite and sold and distributed by our partner ECR Pharmaceuticals. We will continue to seek out additional partnering prospects and other venture opportunities to leverage our proprietary opioid abuse technology and our unique drug delivery systems.”

About TPN

ThePharmaNetwork, LLC is engaged in the development, manufacturing, licensing, and marketing of strategically selected generic pharmaceuticals as well as providing comprehensive business development solutions that utilize its well established network of international business relationships. ThePharmaNetwork, LLC sells generic pharmaceuticals under its Ascend Laboratories label to all major classes of trade.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has two products currently being sold commercially and a pipeline of five drug products under development in the therapeutic areas that include pain management, allergy and infection. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com